Exhibit 99.1

Contacts:	Basil Maglaris (media)	Christopher Jakubik, CFA (investors)
	847-646-4538	847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS GROUP REPORTS FIRST QUARTER 2014 RESULTS

•	Q1 Net revenues were $4.4 billion, down 3.3%; and Organic Net Revenues[1] declined 2.4% primarily due to the timing of Easter-related shipments versus the prior year

•	EPS increased 12% to $0.85, including a $0.02 gain from market-based impacts to post-employment benefit plans[1] and a $0.05 favorable change in unrealized gains/losses from hedging activities

•	Free Cash Flow[1] increased 19% to $175 million

NORTHFIELD, Ill. – May 1, 2014 – Kraft Foods Group, Inc. (NASDAQ: KRFT) today announced financial results for the first quarter of 2014 that reflected the timing of several factors, including an expected shift in Easter-related product shipments to the second quarter of 2014.

“We continued to make steady progress during the first quarter of this year,” said Kraft CEO Tony Vernon. “We still have more work to do, but we’re confident that our focus on brand renovation, marketing excellence and total cost management will drive the profitable growth that both we and our shareholders expect.”

Q1 2014 FINANCIAL SUMMARY

Net revenues in the first quarter declined 3.3 percent to $4.4 billion.

•	Organic Net Revenues declined 2.4 percent from lower volume/mix of 2.8 percentage points that was partially offset by 0.4 percentage points of higher pricing.

•

Volume/mix was negatively impacted by approximately three percentage points from a combination of Easter-related shipments shifting to the second quarter of this year and a normalization of retail customer inventories from higher-than-average levels at the end of 2013.

[1]	Please see the discussion of non-GAAP and other financial measures and the reconciliation to GAAP at the end of this press release.

Operating income in the first quarter increased 11.7 percent to $0.9 billion.

•

First quarter operating income this year included a $49 million benefit from market-based impacts to post-employment benefit plans as well as a $47 million favorable change in unrealized gains/losses from hedging activities.

•

Excluding these factors, operating income was flat as lower spending on cost savings initiatives,[2] favorable pricing net of commodity costs and gains from productivity were offset by the negative impacts of lower volume/mix and the timing of marketing expenses versus the prior year.

Earnings per share in the first quarter increased 11.8 percent to $0.85.

•

The $0.09 increase in EPS versus the prior year included a $0.02 benefit from market-based impacts to post-employment benefit plans as well as a $0.05 favorable change in unrealized gains/losses from hedging activities.

•	Excluding these factors, EPS growth reflected the favorable net impact of discrete tax items versus the prior year.

Free Cash Flow was up 19.0 percent to $175 million.

•	Higher earnings and lower pension contributions drove the improvement in Free Cash Flow versus the first quarter last year.

FIRST QUARTER BUSINESS SEGMENT HIGHLIGHTS

Cheese:

•	Net revenues of $1 billion increased from the prior year primarily due to price increases that more than offset a volume/mix decline caused by later Easter-related shipments versus the prior year.

•

Operating income growth reflected lower spending on cost savings initiatives and favorable pricing net of commodity cost increases that were partially offset by unfavorable manufacturing costs, lower volumes and higher marketing expense versus the prior year.

[2]	Cost savings initiatives are related to reorganization activities including severance, asset disposals, and other activities that do not qualify for special accounting treatment as exit or disposal activities. Included within cost savings initiatives are activities related to the previously disclosed multi-year $625 million restructuring program.

Refrigerated Meals:

•

Net revenues of $816 million were flat versus the prior year as continued momentum in Lunchables offset volume softness in cold cuts and bacon due to the shift in Easter-related shipments and retail customer inventory reductions versus year-end levels.

•	Operating income was flat as higher marketing spending versus the prior year were offset by lower spending on cost savings initiatives.

Beverages:

•

Net revenues of $674 million declined primarily due to lower pricing reflecting lower green coffee costs versus last year as well as increased merchandising activity behind Capri Sun ready-to-drink beverages.

•

Operating income growth was driven by lower spending on cost savings initiatives and productivity gains that more than offset an increase in marketing spending and unfavorable volume/mix versus the prior year.

Meals & Desserts:

•

Net revenues of $498 million were down from last year due to a combination of the shift in Easter-related shipments, retail customer inventory reductions versus year-end levels and continued weakness in ready-to-eat JELL-O desserts.

•

Operating income declined significantly as a combination of unfavorable volume/mix and higher marketing spending more than offset the benefit of lower spending on cost savings initiatives versus the prior year.

Enhancers & Snack Nuts:

•

Net revenues of $503 million were lower, primarily driven by comparisons with Easter-related shipments in the prior year as well as a reduction in retail customer inventory levels during the first quarter this year.

•	Operating income declined reflecting higher marketing spending that more than offset lower spending on cost savings initiatives and productivity gains.

Canada:

•

Net revenues of $427 million declined versus last year primarily due to a combination of an unfavorable currency impact, comparisons with Easter-related shipments in the prior year and retail customer inventory reductions versus year-end levels.

•	Operating income declined as lower volume/mix and the unfavorable currency impact more than offset productivity gains.

Other Businesses:

•

Net revenues of $437 million were slightly lower than the prior year as the exit of certain product lines in the company’s Foodservice business led to lower volumes. This impact was partially offset by price increases to offset higher commodity costs.

•	Strong double-digit growth in operating income was driven by lower spending on cost savings initiatives and productivity gains that more than offset the impact of the volume/mix decline.

CONFERENCE CALL

Kraft will host a conference call to discuss its first quarter 2014 results today at 4 p.m. Central time.

The call will be hosted by:

•	Tony Vernon, CEO

•	Teri List-Stoll, EVP and CFO

•	Chris Jakubik, VP, Investor Relations

Live Event Dial-in Details:

United States Dial-In: 1-888-350-0137

International Dial-In: 1-970-315-0478

Access code: 21157420

To ensure timely access, participants should dial in approximately 10 minutes before the call starts. A listen-only webcast with accompanying presentation will be available in the Investor Center section of Kraft’s Web site at ir.kraftfoodsgroup.com, under “Events & Presentations.”

A replay of the conference call will be available until May 14, 2014, by calling 855-859-2056 from the United States and Canada or 404-537-3406 from other locations. The access code for the replay is 21157420. An archive of the webcast will be available for one year following the conference call on Kraft’s Web site.

ABOUT KRAFT FOODS GROUP

Kraft Foods Group, Inc. (NASDAQ: KRFT) is one of North America’s largest consumer packaged food and beverage companies, with annual revenues of more than $18 billion. The company’s iconic brands include Kraft, Oscar Mayer, Velveeta, Planters, Philadelphia, Maxwell House, Lunchables, Capri Sun, Kool-Aid and JELL-O. Kraft’s 22,500 employees in the U.S. and Canada have a passion for making the foods and beverages people love. Kraft is a member of the Standard & Poor’s 500 and the NASDAQ-100 indices. For more information, visit www.kraftfoodsgroup.com and www.facebook.com/kraft.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. Words such as “focus,” “continue,” “expect,” “drive,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding Kraft’s growth, progress, total cost management and investments. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are beyond Kraft’s control. Important factors that affect Kraft’s business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, increased competition; Kraft’s ability to maintain, extend and expand its reputation and brand image; Kraft’s ability to differentiate its products from other brands; increasing consolidation of retail customers; changes in relationships with significant customers and suppliers; Kraft’s ability to predict, identify and interpret changes in consumer preferences and demand; Kraft’s ability to drive revenue growth in its key product categories, increase its market share, or add products; volatility in commodity, energy and other input costs; changes in Kraft’s management team or other key personnel; Kraft’s geographic focus in North America; changes in regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; Kraft’s ability to complete or realize the benefits from potential acquisitions, alliances, divestitures or joint ventures; Kraft’s indebtedness and ability to pay such indebtedness; disruptions in information technology networks and systems; Kraft’s inability to protect intellectual property rights; weak economic conditions; tax law changes; the tax treatment of Kraft’s spin-off from Mondelēz International, Inc.; volatility of market-based impacts to post-employment benefit plans; pricing actions; and other factors. For additional information on these and other factors that could affect Kraft’s forward-looking statements, see Kraft’s risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K. Kraft disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

NON-GAAP AND OTHER FINANCIAL MEASURES

To supplement Kraft’s financial statements presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), Kraft presents Organic Net Revenues and Free Cash Flow, both of which are considered non-GAAP financial measures. The presentations of Organic Net Revenues and Free Cash Flow are intended to supplement investors’ understanding of Kraft’s operating results and liquidity. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Kraft’s results prepared in accordance with GAAP. In addition, the non-GAAP measures Kraft uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Kraft uses in the same way.

Kraft currently defines Organic Net Revenues as net revenues excluding the impact of transactions with Mondelēz International, acquisitions, divestitures (including the termination of a full line of business due to the loss of a licensing or distribution arrangement, and the complete exit of business out of a foreign country), currency and the 53rd week of shipments when it occurs. Management believes that presenting Organic Net Revenues is useful to investors because it (i) provides investors meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view Kraft’s performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate Kraft’s historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating Kraft.

Kraft defines Free Cash Flow as cash flow from operations less capital expenditures. Management believes that Free Cash Flow is useful to investors because it reflects Kraft’s cash available for uses including investments in growth and product development and it reflects Kraft’s ability to generate cash while maintaining its fixed assets.

See the attached schedules for supplemental financial data and corresponding reconciliations of Organic Net Revenues to net revenues and Free Cash Flow to operating cash flow for the three months ended Mar. 29, 2014 and Mar. 30, 2013.

As previously announced, beginning in 2013, Kraft adopted a mark-to-market accounting policy for Kraft’s post-employment benefit obligations. Kraft discloses market-based impacts in order to provide better transparency to investors in evaluating Kraft. Management currently defines market-based impacts to post-employment benefit plans as the costs or benefits resulting from the change in discount rates, the difference between Kraft’s estimated and actual return on trust assets, and other assumption changes driven by changes in the law or other external factors.

# # #

Schedule 1

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Earnings

For the Three Months Ended

(in millions of dollars, except per share data) (Unaudited)

	March 29, 2014	March 30, 2013	% Change Fav / (Unfav)

Net revenues	$4,362	$4,513	(3.3)%

Cost of sales[1,2]	2,802	3,043	7.9%

Gross profit	1,560	1,470	6.1%

Selling, general and administrative expenses[1]	658	599	(9.8)%

Asset impairment and exit costs[1]	(2)	62	+100.0%

Operating income	904	809	11.7%

Interest and other expense, net	116	123	5.7%

Earnings before income taxes	788	686	14.9%

Provision for income taxes	275	230	(19.6)%

Effective tax rate	34.9%	33.5%

Net earnings	$513	$456	12.5%

Per share data:

Basic earnings per share	$0.86	$0.77	11.7%

Diluted earnings per share	$0.85	$0.76	11.8%

Weighted-average common shares outstanding:

Basic	596	592	(0.7)%

Diluted	601	597	(0.7)%

[1]

In the first quarter of 2014, Kraft recorded net expenses of $14 million in cost savings initiatives. This was comprised of $7 million of expense within cost of sales; $9 million of expense within selling, general and administrative expenses; and $2 million of income within asset impairment and exit costs. In the first quarter of 2013, Kraft recorded expenses of $119 million in cost savings initiatives. This was comprised of $24 million of expense within cost of sales; $33 million of expense within selling, general and administrative expenses; and $62 million of expense within asset impairment and exit costs.

[2]

In the first quarter of 2014, Kraft recorded $49 million of pre-tax income within cost of sales related to market-based impacts of certain post-employment benefit plans as we recognized remeasurement gains previously capitalized into inventory at year-end. This income amounted to $10 million after-tax, due to the inclusion of a discrete tax item. This income had a $0.02 favorable impact on EPS. There were no post-employment benefit plan remeasurements in the first quarter of 2014 or 2013.

Schedule 2

Kraft Foods Group, Inc.

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Three Months Ended

(in millions of dollars) (Unaudited)

	Reported (GAAP)	Impact of Currency	Sales to Mondelēz International	Organic (Non-GAAP)	% Change		Organic Growth Drivers
					Reported (GAAP)	Organic (Non-GAAP)	Vol / Mix		Price
March 29, 2014
Cheese	$1,007	$—	$(11)	$996	2.0%	2.3%	(1.8	)pp	4.1	pp
Refrigerated Meals	816	—	—	816	(0.1)%	(0.1)%	0.0	pp	(0.1	)pp
Beverages	674	—	—	674	(5.3)%	(5.3)%	(1.2	)pp	(4.1	)pp
Meals & Desserts	498	—	—	498	(7.8)%	(7.8)%	(9.1	)pp	1.3	pp
Enhancers & Snack Nuts	503	—	—	503	(5.5)%	(5.1)%	(3.5	)pp	(1.6	)pp
Canada	427	39	(4)	462	(11.4)%	(3.5)%	(2.9	)pp	(0.6	)pp
Other Businesses	437	5	(18)	424	(1.4)%	(1.4)%	(3.5	)pp	2.1	pp

Kraft Foods Group, Inc.	$4,362	$44	$(33)	$4,373	(3.3)%	(2.4)%	(2.8	)pp	0.4	pp

March 30, 2013
Cheese	$987	$—	$(13)	$974
Refrigerated Meals	817	—	—	817
Beverages	712	—	—	712
Meals & Desserts	540	—	—	540
Enhancers & Snack Nuts	532	—	(2)	530
Canada	482	—	(3)	479
Other Businesses	443	—	(13)	430

Kraft Foods Group, Inc.	$4,513	$—	$(31)	$4,482

Suhedule 3

Kraft Foods Group, Inc.

Operating Income

For the Three Months Ended

(in millions of dollars) (Unaudited)

	Reported (GAAP)
	March 29, 2014	March 30, 2013	% Change Fav / (Unfav)
Operating Income:
Cheese	$187	$172	8.7%
Refrigerated Meals	96	97	(1.0)%
Beverages	131	125	4.8%
Meals & Desserts	142	170	(16.5)%
Enhancers & Snack Nuts	148	158	(6.3)%
Canada	66	77	(14.3)%
Other Businesses	59	47	25.5%
Unrealized gains / (losses) on hedging activities	42	(5)
Certain post-employment benefit plan income	60	1
General corporate expenses	(27)	(33)

Kraft Foods Group, Inc.	$904	$809	11.7%

Note: In the first quarter of 2014, Kraft recorded net expenses of $14 million related to cost savings initiatives within segment operating income and general corporate expenses as follows: expenses in Cheese ($4 million); expenses in Refrigerated Meals ($2 million); income in Beverages ($1 million); expenses in Enhancers & Snack Nuts ($4 million); and expenses in General corporate expenses ($5 million). In the first quarter of 2013, Kraft recorded expenses of $119 million related to cost savings initiatives within segment operating income and general corporate expenses as follows: Cheese ($34 million); Refrigerated Meals ($15 million); Beverages ($22 million); Meals & Desserts ($13 million); Enhancers & Snack Nuts ($10 million); Canada ($4 million); Other Businesses ($8 million) and General corporate expenses ($13 million). In the first quarter of 2014, Kraft also recorded $49 million of income related to market-based impacts on certain post-employment benefit plans as we recognized remeasurement gains previously capitalized into inventory at year-end. There were no post-employment benefit plan remeasurements in the first quarter of 2014 or 2013.

Schedule 4

Kraft Foods Group, Inc.

Condensed Consolidated Balance Sheets

(in millions of dollars) (Unaudited)

	March 29, 2014	December 28, 2013
ASSETS
Cash and cash equivalents	$1,482	$1,686
Receivables (net of allowances of $26 in 2014 and 2013)	1,204	1,048
Inventories, net	1,909	1,616
Deferred income taxes	361	360
Other current assets	201	198

Total current assets	5,157	4,908
Property, plant and equipment, net	4,106	4,115
Goodwill	11,464	11,505
Intangible assets, net	2,235	2,229
Other assets	399	391

TOTAL ASSETS	$23,361	$23,148

LIABILITIES
Accounts payable	$1,598	$1,548
Accrued marketing	575	685
Accrued employment costs	87	184
Dividends payable	313	313
Accrued postretirement health care costs	196	197
Other current liabilities	765	483

Total current liabilities	3,534	3,410
Long-term debt	9,998	9,976
Deferred income taxes	644	662
Accrued pension costs	410	405
Accrued postretirement health care costs	3,070	3,080
Other liabilities	398	428

TOTAL LIABILITIES	18,054	17,961
EQUITY
Common Stock, no par value (5,000,000,000 shares authorized; 598,652,090 shares issued at March 29, 2014 and 596,843,449 at December 28, 2013)	—	—
Additional paid-in capital	4,516	4,434
Retained earnings	1,481	1,281
Accumulated other comprehensive losses	(518)	(499)
Treasury stock, at cost	(172)	(29)

TOTAL EQUITY	5,307	5,187

TOTAL LIABILITIES AND EQUITY	$23,361	$23,148

Schedule 5

Kraft Foods Group, Inc.

Reconciliation of GAAP to Non-GAAP Information

Free Cash Flows

For the Three Months Ended

(in millions of dollars) (Unaudited)

	March 29, 2014	March 30, 2013
Net earnings	$513	$456
Depreciation and amortization	96	102
Receivables, net	(149)	(165)
Inventories, net	(243)	(26)
Accounts payable	37	(52)
Other	(3)	(83)

Operating cash flow	251	232
Capital expenditures	(76)	(85)

Free cash flow	$175	$147